Exhibit 23.1
CONSENT OF STOUT RISIUS ROSS, INC.
January 28, 2014
Board of Directors
Tecumseh Products Company
5683 Hines Drive
Ann Arbor, MI 48108

Members of the Board of Directors:
We hereby consent to the inclusion of our opinion letter, dated January 28, 2014, to the Board of Directors of Tecumseh Products Company (“Tecumseh”) as Annex B to, and references thereto under the headings “Opinions of Financial Advisor,” “Background of the Proposed Recapitalization,” “Reasons for the Proposed Recapitalization,” and “Stout Risius Ross, Inc. Opinion” in, the proxy statement/prospectus relating to the proposed recapitalization transaction involving Tecumseh, which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Tecumseh (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
Stout Risius Ross, Inc.